SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  Schedule 13D
                                 (Rule 13-d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13-D-1 AND 13-D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

                               ILEX Oncology, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    451923106
                                 (CUSIP Number)

CUSIP No. 000451923106                                       13D                                 Page 2 of 16 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds     N/A

-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)     Sole Voting Power           N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)     Shared Voting Power         N/A


                                                     (9)     Sole Dispositive Power      N/A


                                                     (10)    Shared Dispositive Power    N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person           N/A

  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares    N/A

  (13)   Percent Of Class Represented By Amount In Row (11)   Exit Filing

  (14)   Type Of Reporting Person           N/A


                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 451923106                                          13D                                 Page 3 of 16 Pages


-------------------------------------------------------------------------------------------------------------------

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Alta BioPharma Partners, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A

-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)     Sole Voting Power           N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)     Shared Voting Power         N/A


                                                     (9)     Sole Dispositive Power      N/A


                                                     (10)    Shared Dispositive Power    N/A


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A

-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)     Exit Filing

-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 451923106                                          13D                                 Page 4 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Alta Embarcadero BioPharma Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds  N/A

-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

    California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)     Sole Voting Power           N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)     Shared Voting Power         N/A


                                                     (9)     Sole Dispositive Power      N/A


                                                     (10)    Shared Dispositive Power    N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A

-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)    Exit Filing

-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 451923106                                          13D                                 Page 5 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      ILEX Chase Partners (Alta Bio), LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization


      Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting                                    (8)      Shared Voting Power        N/A
Person With
                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares   N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)    Exit Filing


-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 0002078541                                         13D                                 Page 6 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

       Alta BioPharma Management Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds     N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)    Exit Filing


-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 451923106                                          13D                                 Page 7 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Alta/Chase BioPharma Management, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)    Exit Filing


-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 451923106                                          13D                                 Page 8 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)  Exit Filing


-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 451923106                                          13D                                 Page 9 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A-
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares   N/A


  (13)   Percent Of Class Represented By Amount In Row (11)

                  Exit Filing
-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 451923106                                          13D                                 Page 10 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)     Sole Voting Power           13,108
Beneficially Owned
By Each Reporting
Person With                                          (8)     Shared Voting Power         N/A

                                                     (9)     Sole Dispositive Power      13,108

                                                     (10)    Shared Dispositive Power    N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  13,108
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  0.05%    --- Exit Filing
-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!




CUSIP No. 451923106                                          13D                                 Page 11 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds  N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          N/A-
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     N/A

                                                     (10)     Shared Dispositive Power   N/A



(11)     Aggregate Amount Beneficially Owned By Each Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  _ Exit Filing
-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  N/A
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 451923106                                          13D                                 Page 12 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds   N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)      Sole Voting Power          7,945
Beneficially Owned
By Each Reporting
Person With                                          (8)      Shared Voting Power        N/A

                                                     (9)      Sole Dispositive Power     7,945

                                                     (10)     Shared Dispositive Power   N/A



(11)     Aggregate Amount Beneficially Owned By Each Reporting Person

                  7,945
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares   N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  0.03%    ---- Exit Filing
-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 451923106                                          13D                                 Page 13 of 16 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

       Marino Polestra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                 N/A


-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds    N/A


-------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e:)


-------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       U.S.A.
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (7)     Sole Voting Power           27,945
Beneficially Owned
By Each Reporting
Person With                                          (8)     Shared Voting Power         N/A

                                                     (9)     Sole Dispositive Power      27,945

                                                     (10)    Shared Dispositive Power    N/A



  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  27,945
-------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares  N/A


-------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)


                  0.11%
-------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.     Security and Issuer.


         Exit Filing ---- All ILEX stock held by Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma Partners, LLC and ILEX Chase Partners (Alta Bio), LLC was distributed to the respective general partners, limited partners and members of such funds on 2/23/00. This Statement on Schedule D relates to ILEX Corporation, a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 11550 IH-10 West, Suite 300, San Antonio TX 78230-1064.


Item 2.     Identity and Background.

         (a) This Exit Filing is filed by Alta BioPharma Partners, L.P., a Delaware limited partnership ("Alta BioPharma"), and Alta Embarcadero BioPharma Partners, LLC, a California limited liability company ("Embarcadero LLC"), and ILEX Chase Partners (Alta Bio), LLC, a Delaware LLC ("ILEX Alta Bio") by virtue of their direct beneficial ownership of Shares, by Alta BioPharma Management Partners, LLC, a Delaware limited liability company ("Alta Management"), by virtue of being the sole general partner of Alta BioPharma, by Alta/Chase BioPharma Management LLC, a Delaware limited liability company (Alta/Chase Management) by virtue of being the sole managing director of ILEX Alta Bio and by Alta Partners, a California corporation ("Alta Partners"), by virtue of being the management advisory company of these entities. Alta BioPharma, Embarcadero LLC, ILEX Alta Bio, Alta Management, Alta/Chase Management and Alta Partners are collectively referred to as the "Reporting Persons." Jean Deleage, Garrett Gruener, Dan Janney, Alix Marduel, Guy Nohra and Marino Polestra (the "Partners") are the managing directors of Alta Management, Alta/Chase Management and officers of Alta Partners. By virtue of the relationships described above and their roles with Alta Partners, each of the Partners may be deemed to control Alta Partners, Alta/Chase Management, Alta Management, and, therefore, may be deemed to possess indirect beneficial ownership of the Shares held by each entity. However, none of the Partners, acting alone, has voting or investment power with respect to the Shares directly beneficially held by the entities and, as a result, the Partners disclaim beneficial ownership of the Shares directly beneficially owned by each entity, except to the extent of their pecuniary interest in each entity. Embarcadero LLC is a side company that makes all investments pro rata to the capital of Alta BioPharma with all allocations made to its members based on paid-in capital. Certain of the Partners are members of Embarcadero LLC and certain members of Embarcadero LLC are affiliates of Alta Partners.

         (b) The principal executive offices of Alta BioPharma, Embarcadero LLC, ILEX Alta Bio, Alta Management, Alta/Chase Management and Alta Partners, and the business address of each Partner, are located at One Embarcadero Center, Suite 4050, San Francisco, California 94111.

         (c) Alta Partners provides investment advisory services to venture capital firms. Alta BioPharma, ILEX Alta Bio and Embarcadero LLC's principal business is acting as venture capital investment vehicles. Alta/Chase Management and Alta Management's principal business is acting as managing director of ILEX Alta Bio and Alta BioPharma, respectively. Each of the Partners' principal business is acting as a managing director of Alta Management and Alta/Chase Management and as an officer of Alta Partners.

         (d) None of the Reporting Persons or, to the knowledge of the Reporting Persons, any of the Partners, has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors).

         (e) During the past five years, none of the Reporting Persons or, to the knowledge of the Reporting Persons, and none of the Partners, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

         (f) Alta Partners is a California corporation. Alta BioPharma is a Delaware limited partnership. Embarcadero LLC is a California limited liability corporation. ILEX Alta Bio is a Delaware limited liability company. Alta Management and Alta/Chase Management are Delaware limited liability companies. Each of the Partners is a citizen of the United States.


Item 3.     Source and Amount of Funds or Other Consideration.

            N/A Exit Filing All ILEX stock held by the Reporting Persons was distributed on 2/23/00.


Item 4.     Purpose of Transaction.

            Exit Filing All ILEX stock held by the Reporting Persons was distributed on 2/23/00.

Item 5.     Interest in Securities of the Issuer.

            Exit Filing

Item 6.     Contracts,   Arrangements,   Understandings  or  Relationships  with
Respect to Securities of the Issuer.

            Exit Filing

Item 7.     Material to be Filed as Exhibits.

            Exhibit A:  Joint Filing Statement.

Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 5, 2001


ALTA PARTNERS                                          ALTA BIOPHARMA PARTNERS, L.P.

                                                       By:  Alta BioPharma Management Partners, LLC


By:  /s/ Jean Deleage                                  By:  /s/ Daniel Janney
   ---------------------------------                      ---------------------------------
     Jean Deleage, President                                Daniel Janney, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC            ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:  /s/ Jean Deleage                              By:    /s/ Jean Deleage
   ---------------------------------                  ---------------------------------
     Jean Deleage, Member                                 Jean Deleage, Member


ILEX CHASE PARTNERS (ALTA BIO), LLC                ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:  /s/ Daniel Janney                             By:    /s/ Daniel Janney
   ---------------------------------                  ---------------------------------
     Daniel Janney, Member                                Daniel Janney, Member




     /s/ Jean Deleage                                     /s/ Guy Nohra
------------------------------------               ------------------------------------
     Jean Deleage                                         Guy Nohra


     /s/ Garrett Gruner                                   /s/ Marino Polestra
------------------------------------               ------------------------------------
     Garrett Gruener                                      Marino Polestra


     /s/ Daniel Janney                                    /s/ Alix Marduel
------------------------------------               ------------------------------------
     Daniel Janney                                        Alix Marduel

                                    EXHIBIT A

                             Joint Filing Statement


         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.



Date:  February 5, 2001

ALTA PARTNERS                                      ALTA BIOPHARMA PARTNERS, L.P.

                                                   By:  Alta BioPharma Management Partners, LLC


By:  /s/ Jean Deleage                              By:    /s/ Daniel Janney
   ---------------------------------                  ---------------------------------
     Jean Deleage, President                              Daniel Janney, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC            ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:  /s/ Jean Deleage                              By:      /s/ Jean Deleage
   ---------------------------------                  ---------------------------------
     Jean Deleage, Member                                 Jean Deleage, Member


ILEX JOLLA CHASE PARTNERS (ALTA BIO), LLC          ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:  /s/ Daniel Janney                             By:    /s/ Daniel Janney
   ---------------------------------                  ---------------------------------
     Daniel Janney, Member                                Daniel Janney, Member




     /s/ Jean Deleage                                     /s/ Guy Nohra
------------------------------------               ------------------------------------
     Jean Deleage                                         Guy Nohra


     /s/ Garrett Gruener                                  /s/ Marino Polestra
------------------------------------               ------------------------------------
     Garrett Gruener                                      Marino Polestra


     /s/ Daniel Janney                                    /s/ Alix Marduel
------------------------------------               ------------------------------------
     Daniel Janney                                        Alix Marduel